EXHIBIT 99
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                     BANYAN STRATEGIC REALTY TRUST


AT THE COMPANY:       AT THE FINANCIAL RELATIONS BOARD:
Karen Dickelman       Dennis Waite
Director of           General Inquiries
Investor Relations    312 640-6674
312 683-3671
                      Laura Kuhlmann
                      Media Inquiries
                      312 640-6727

                      Susan Steidle
                      Analyst Inquiries
                      312 640-6774


FOR IMMEDIATE RELEASE

          BANYAN STRATEGIC REALTY TRUST ANNOUNCES $30 MILLION
          DEBT AND EQUITY CAPITAL INFUSION WHICH WILL BE USED
                   TO ACQUIRE ADDITIONAL PROPERTIES

              Company Also Announces Finalization of Sale of Its Interest in Columbus, Ohio Property


CHICAGO, OCTOBER 14, 1997--BANYAN STRATEGIC REALTY TRUST (NASDAQ: VLANS) today reported the completion of a financing of the Trust with a $20 million unsecured convertible loan commitment from Morgens, Waterfall, Vintiadis & Company, Inc. of New York, as agent for a group of institutional investors "Morgens", together with a $10 million sale of newly issued common shares. At the same time, Banyan noted that it has sold its interest in its Columbus, Ohio property.


SPECIFICS OF NEW FINANCING AGREEMENT

Of the commitment, $10 million expires on March 31, 1998, and $10 million expires on October 14, 1998. A one percent commitment fee was paid at closing. Any borrowing would be due September 30, 2002. Interest is payable quarterly at 12 percent per year. In conjunction with the loan commitment, Morgens purchased 2,192,501 newly issued common shares, representing 19.9 percent of the current outstanding shares. This transaction, at $5.00 per share, raises approximately $10 million, net of costs.

Proceeds from the loan as well as the equity contribution will be used for the acquisition of new properties, Trust President and Chief Executive Officer Leonard G. Levine noted. "This is a very powerful factor in making key accretive property acquisitions to our portfolio". Levine added, "We do not believe that the issuance of shares will be dilutive to earnings per common share; however, we believe that it will be accretive to book value."

There also is a provision in the loan for early prepayment after October 14, 1999, Levine noted, with an option by Morgens to convert the amount owed to preferred stock at $100.00 per preferred share, or to common shares at $5.15 per common share. The preferred stock is convertible into common shares at $5.15 per common share. The conversion to preferred and common stock, however, is subject to shareholder approval.

The Trust anticipates seeking shareholder approval later this year at which time the Trust will also seek approval to change the life of the Trust to infinite from finite. This will enhance the Trust's ability to continue its longer-range business plan, including continued acquisitions.


SALE OF INTEREST IN COLUMBUS, OHIO PROPERTY

The Trust reported that it has completed the sale of its interest in the Colonial Courts of Westland property located in Columbus, Ohio to Colonial LLC, an entity affiliated with the Trust's minority joint venture partner in the property. The Trust received approximately $1.2 million in proceeds and has recognized a net gain of approximately $1 million in the third quarter 1997.

Banyan Strategic Realty Trust is a diversified equity Real Estate Investment Trust (REIT) with a portfolio that includes primarily light industrial/warehouse and suburban office buildings, as well as retail and residential properties. The properties are located in major metropolitan areas and mid-to-small second tier markets primarily in the Midwest and Southeast United States. Currently, the Trust has 13,210,261 shares of beneficial interest outstanding, including the newly issued shares to Morgens.




Some of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. Although the Trust has used its best efforts to be accurate in making these forward-looking statements, it is possible that the assumptions made by management may not materialize. The cash flow generated by, or capital appreciation from, real property investment may be adversely affected by changes in demographic, local real estate conditions, government regulations, zoning or tax laws, environmental or other legal liabilities and changes in interest rates.




           See Banyan's website at http://www.banyanreit.com for complete company information.



   For further information regarding Banyan free of charge via fax, dial 1-800-PRO-INFO and enter "VLANS".